                                                                       EXHIBIT E

              RESOLUTION TO BE CONSIDERED BY THE BOARD OF DIRECTORS
                     OF FRONTIER ADJUSTERS OF AMERICA, INC.


AUTHORIZATION OF SERIES A CONVERTIBLE VOTING PREFERRED STOCK
------------------------------------------------------------

         WHEREAS, the Board of Directors of Frontier Adjusters of America, Inc. (the "Company") has deemed it to be in the best interest of the Company and its shareholders for the Company to establish a series of preferred stock to be issued and sold to United Financial Adjusting Company ("UFAC") pursuant to the authority granted to the Board of Directors in Article 4, paragraph a of the Articles of Incorporation of the Company, as amended (the "Articles of Incorporation") and Section 10-602 of the Arizona Business Corporation Act;

         NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Articles of Incorporation, a series of preferred stock is hereby established, and the terms of the same shall be as follows:

         Section 1. NUMBER OF SHARES AND DESIGNATION. This series of preferred stock shall be designated as Series A Convertible Voting Preferred Stock, par value $0.01per share (the "Series A Preferred Shares") and up to 6,000,000 shall be the number of such shares constituting such series.

         Section 2. DEFINITIONS. For purposes of the Series A Preferred Shares, the following terms shall have the meanings indicated:

         "ACT" shall mean the Securities Act of 1933, as amended.

         "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company or any committee authorized by the Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Shares.

         "COMMON SHARES" shall mean the shares of common stock, par value $0.01 per share, of the Company.

          "SERIES A PREFERRED SHARES" shall have the meaning set forth in
          Section 1 hereof.

         "TRANSACTION" shall have the meaning set forth in paragraph (e) of
         Section 5 hereof.

         "TRANSFER AGENT" means US Stock Transfer Corp. or such other entity as the Company shall designate.

         Section 3. DIVIDENDS. The holders of each Series A Preferred Share shall receive dividends and distributions in an amount equal to the amount of dividends and distributions paid on each Common Share, when, as and if declared by the Board of Directors; provided, however, that the holders of Series A Preferred Shares will not be entitled to the distribution in the amount of $1.60 per Common Share to be declared and paid during the first half of 1999 to the holders of record of the Common Shares as of the applicable record date set by the Board of Directors.

         Section 4. SHARES TO BE RETIRED. All Series A Preferred Shares which shall have been issued and reacquired in any manner by the Company shall be restored to the status of authorized, but unissued preferred stock, without designation as to series. The Company may also retire any unissued Series A Preferred Shares, and such shares shall then be restored to the status of authorized but unissued preferred stock, without designation as to series.

         Section 5.    CONVERSION.

         Holders of Series A Preferred Shares shall have the right to convert all or a portion of such shares into Common Shares, as follows:

         (a)    Subject to and upon compliance with the provisions of this
Section 5, a holder of Series A Preferred Shares shall have the right, at any time after the record date established for the distribution referenced in
Section 3 and on or before June 30, 1999, at such holder's option, to convert such shares, in whole or in part, into fully paid and nonassessable shares of authorized but previously unissued Common Shares on the basis of one Common Share for each Series A Preferred Share. Any Series A Preferred Shares that have not been converted to Common Shares on or before June 30, 1999 will automatically, without any action on the part of the holder thereof, be converted to Common Shares effective June 30, 1999.

         (b) In order to exercise the conversion right, the holder of Series A Preferred Shares to be converted shall surrender the certificate(s) representing such shares, duly endorsed to the Company or in blank, at the office of the Transfer Agent, accompanied by written notice to the Company that the holder thereof elects to convert such Series A Preferred Shares. Unless Common Shares issuable upon conversion are to be issued in the same name as the name in which such Series A Preferred Shares are registered, each certificate representing shares surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or such holder's duly authorized attorney.

         (c) As promptly as practicable after the surrender of certificates for Series A Preferred Shares as aforesaid, the Company shall issue and shall deliver at such office to such holder, or send on such holder's written order, a certificate or certificates for the number of Common Shares issuable upon the conversion of such Series A Preferred Shares in accordance with the provisions of this Section 5.

         (d) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series A Preferred Shares shall have been surrendered and such notice delivered to the Company at the office of the transfer agent as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date unless the share transfer books of the Company shall be closed on that date, in which event such person or

--------------------------------------------------------------------------------
persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such transfer books are open.

         (e) If the Company shall be a party to any transaction, including without limitation a merger, consolidation, statutory share exchange, issuer or self tender offer for all or a substantial portion of the Common Shares outstanding, sale of all or substantially all of the Company's assets or recapitalization of the Common Shares, (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which Common Shares shall be converted into the right to receive shares, securities or other property (including cash or any combination thereof), each Series A Preferred Share which is not converted into the right to receive shares, securities or other property in connection with such Transaction shall thereupon be convertible into the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon such consummation by a holder of a Common Share. The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e), and it shall not consent or agree to the occurrence of any Transaction until the Company has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Preferred Shares that will contain provisions enabling the holders of the Series A Preferred Shares that remain outstanding after such Transaction to convert at that time or at any time thereafter into the consideration received by holders of Common Shares. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

         (f) The Company shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares solely for the purpose of effecting conversion of the Series A Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series A Preferred Shares not theretofore converted into Common Shares.

         (g) The Company covenants that any Common Shares issued upon conversion of the Series A Preferred Shares shall be validly issued, fully paid and non-assessable.

         (h) The Company shall use its best efforts to list the Common Shares required to be delivered upon conversion of the Series A Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

         (i) The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of Series A Preferred Shares pursuant hereto; PROVIDED, HOWEVER, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of the holder of the Series A Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or established, to the reasonable satisfaction of the Company, that such tax has been paid.

--------------------------------------------------------------------------------

         (j) If the Company issues additional Common Shares by way of a stock split, stock dividend or other distribution to the holders of the Common Shares, then the holders of the Series A Preferred Shares, at the time of conversion, in addition to the Common Shares issued upon conversion, will be entitled to receive in connection with such stock split, stock dividend or other distribution the number of Common Shares that would be issued to them had such holders converted the Series A Preferred Shares to Common Shares immediately prior to the record date established for such stock split, stock dividend or other distribution of Common Shares.

         Section 6. RANKING. The Series A Preferred Shares shall be deemed to rank on parity with the Common Shares as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company.

         Section 7.   VOTING.

         Except as otherwise required by law, each outstanding Series A Preferred Share shall entitle the holder thereof to one vote on each matter properly submitted to the Company's stockholders for their vote, consent, waiver, release or other action, including, without limitation, the election of members of the Board of Directors and all other matters submitted to the holders of Common Shares, and shall vote with the holders of Common Shares, acting as a single class.

--------------------------------------------------------------------------------
                                                                          Page 4